Exhibit 23.3
                         Independent Auditor's Consent

The Board of Directors
EDITEK, Inc.


     We consent to the incorporation by reference in the registration statement (No. 333-18547) on Form S-3 of EDITEK, Inc. of our report dated January 31, 1995, with respect to the consolidated balance sheet of Medtox Laboratories, Inc. and subsidiary as of December 31, 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1994, which report appears in the Form 10-K of EDITEK, Inc. dated April 1, 1996. We also consent to the reference to our firm under the heading "Experts" in the prospectus.

                              KPMG Peat Marwick LLP


Minneapolis, Minnesota
February 13, 1997